Exhibit 99.1

News Release

22 West Washington Street	Telephone: +1 312 696-6000
Chicago	Facsimile: +1 312 696-6009
Illinois 60602

Contact:

Media:  Margaret Kirch Cohen, 312-696-6383 or margaret.cohen@morningstar.com

Investors may submit questions to investors@morningstar.com or by fax to 312-696-6009.

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports First-Quarter 2009 Financial Results

CHICAGO, April 30, 2009—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced its first-quarter 2009 financial results. The company reported consolidated revenue of $116.7 million in the first quarter of 2009, a 6.9% decrease from revenue of $125.4 million in the first quarter of 2008. Consolidated operating income was $34.6 million in the first quarter of 2009, a slight decrease compared with $34.7 million in the same period a year ago. Morningstar’s net income was $25.0 million in the first quarter of 2009, or 51 cents per diluted share, compared with $23.1 million, or 47 cents per diluted share, in the first quarter of 2008.

Excluding acquisitions and the impact of foreign currency translations, revenue declined approximately 7.1% in the first quarter of 2009, compared with the prior-year period. Morningstar’s first-quarter results included $5.9 million in revenue from acquisitions completed in 2008. Foreign currency translations had an unfavorable impact of $5.7 million in the first quarter. Revenue excluding acquisitions and foreign currency translations (organic revenue) is a non-GAAP measure; the accompanying financial tables contain a reconciliation to consolidated revenue.

Joe Mansueto, chairman and chief executive officer of Morningstar, said, “This was a challenging quarter. Still, we believe we responded effectively to the overall market conditions and global economic weakness. Although organic revenue continued to slow, we believe our rate of revenue decline leveled out within the quarter. We implemented several cost-savings measures in the first quarter of 2009, including a reduction in bonus expense, resulting in a 2.1 percentage point improvement in operating margin compared with the first quarter of 2008. We have a strong balance sheet and ended the quarter with $286.0 million in cash and investments and no bank debt, despite paying annual bonuses in February.”

Mansueto added, “On the not-so-bright side, as we’ve previously discussed, the Global Analyst Research Settlement is expiring in July, and we expect our post-settlement equity research revenue to be significantly lower beginning in the second half of the year. In addition, as we’ve previously shared, the loss of two Investment Consulting clients and the market decline to date will create a headwind for our consulting business for the remainder of the year.”

Key Business Drivers

Revenue:  Morningstar now has two operating segments: Investment Information and Investment Management. Previously, Morningstar organized its operations based on three audience segments: Individual, Advisor, and Institutional. The changes were effective Jan. 1, 2009. The new Investment Information segment includes all of the company’s data, software, and research products and services. These products and services are typically sold through subscriptions or license agreements. The Investment Management segment includes all of the company’s asset management operations, which operate as registered investment advisors and earn about half of their revenue from asset-based fees. In addition, Morningstar no longer allocates corporate costs to its business segments.

In the first quarter of 2009, revenue in the Investment Information segment declined 0.3% to $96.2 million compared with the first quarter of 2008; approximately $5.9 million of this revenue came from acquisitions. Revenue in the Investment Management segment declined 29.2% to $20.5 million. Investment Consulting was by far the most significant revenue driver behind the revenue decline in this segment. The company had lower revenue from asset-based fees as assets under advisement declined to $63.3 billion as of March 31, 2009 from $95.8 billion as of March 31, 2008. The lower level of assets reflects both continued negative performance in the market and the impact of a client that did not renew its contract in the fourth quarter of 2008.

Revenue from international operations was $28.6 million in the first quarter of 2009, a decrease of 5.6% from the same period a year ago. International revenue included $4.0 million from acquisitions. Foreign currency translations had an unfavorable impact of $5.7 million on international revenue in the first quarter. Excluding the impact of acquisitions and foreign currency translations, international revenue grew slightly in the first quarter of 2009, compared with the prior-year period. International revenue excluding acquisitions and foreign currency translations is a non-GAAP measure; the accompanying financial tables contain a reconciliation to international revenue.

Operating Income:  Consolidated operating income was $34.6 million in the first quarter of 2009, relatively flat compared with $34.7 million in the same period in 2008. Operating expense declined $8.7 million, or 9.5%, in the first quarter of 2009. Although the company had incremental expense from recent acquisitions, it was more than offset by lower expense from cost-savings initiatives.

Bonus expense decreased $7.3 million in the quarter, primarily because Morningstar made changes to its 2009 bonus plan as part of its efforts to better align its cost structure with revenue in the challenging business environment. The company suspended matching contributions to its 401(k) plan in the United States, further reducing operating expense by about $2.8 million. Morningstar had approximately 2,370 employees worldwide as of March 31, 2009, compared with 2,375 as of Dec. 31, 2008, and 2,040 as of March 31, 2008.  Headcount increased year over year, primarily because of continued hiring in the company’s development center in China as well as acquisitions in Europe and the United States.

The company also reduced discretionary spending in advertising and marketing as well as travel. Advertising and marketing costs declined by $2.3 million in the first quarter of 2009 compared with the same period a year ago, primarily because of reduced spending for direct mail campaigns for books and newsletters, including three investing guides the company is no longer publishing. In addition, travel costs were about $0.8 million lower, in part because the company cancelled its annual global sales forum usually held in the first quarter.

Partially offsetting these operating expense reductions were additional costs related to acquisitions, including a $1.1 million increase in amortization expense. Morningstar completed five acquisitions in the second half of 2008. As a result of the timing of these acquisitions, first-quarter 2009 results include operating expense that did not exist in the first quarter of 2008.

The company’s operating margin was 29.7% in the first quarter of 2009, compared with 27.6% in the same period in 2008. The margin improvement was primarily the result of operating expense reductions described above, which exceeded the decline in revenue.

Effective Tax Rate:  The company’s effective tax rate in the first quarter of 2009 was 29.9%, a decrease of 7.0 percentage points compared with the prior-year period. The first-quarter 2009 income tax expense includes the impact of reversing a $1.4 million reserve for uncertain tax positions as a result of a lapse in the statute of limitations. This non-cash benefit contributed approximately 4.0 percentage points of the decrease in the effective tax rate in the quarter. In addition, the favorable, but variable, benefit from incentive stock-option transactions contributed approximately 2.0 percentage points to the decrease in the effective tax rate.

Free Cash Flow:  Morningstar generated negative free cash flow of $12.9 million in the first quarter of 2009, reflecting cash used for operating activities of $8.3 million and capital expenditures of $4.6 million. Morningstar typically pays annual bonuses in the first quarter. As a result, operating cash flow in the first quarter tends to be lower compared with subsequent quarters. The company made bonus payments of $58.9 million in the first quarter of 2009, compared with $49.3 million in the first quarter of 2008. Bonus payments made in 2009 included $10.0 million in deferred payments from 2007. Morningstar revised its bonus program in January 2009 and no longer defers payment of a portion of bonuses recorded in the prior year.

Free cash flow decreased by approximately $7.6 million, compared with the prior-year period, because of a $9.7 million decrease in operating cash flow partially offset by a decrease in capital expenditures of $2.1 million.

The increase of $9.6 million for bonus payments was the primary factor contributing to the decline in operating cash flow compared with the first quarter of 2008. In addition, in the first quarter of 2008, operating cash flow included a $3.4 million benefit from tenant improvement allowances related to the construction of the company’s corporate headquarters. This benefit did not recur in the first quarter of 2009. These items, which contributed to the decline in operating cash flow, were partially offset by higher net income adjusted for non-cash items. Excess tax benefits have a positive impact on cash provided by financing activities with an equal, but offsetting, impact on cash from operations. Excess tax benefits declined $5.6 million in the quarter, primarily reflecting lower average stock prices on the exercise dates and a reduction in the number of options exercised.

Capital expenditures decreased $2.1 million for the quarter. Capital expenditures were higher in 2008 mainly because of the timing of payments related to Morningstar’s new corporate headquarters.

Free cash flow is a non-GAAP measure; the accompanying financial tables include a reconciliation to cash provided by (used for) operating activities. Morningstar defines free cash flow as cash provided by or used for operating activities less capital expenditures.

As of March 31, 2009, Morningstar had cash, cash equivalents, and investments of $286.0 million, compared with $297.6 million as of Dec. 31, 2008. The decrease primarily reflects the cash used for operating activities and capital expenditures, partially offset by the proceeds received from employee stock option exercises.

Business Segment Performance

Investment Information Segment:  The largest products and services in this segment based on revenue are Morningstar® Licensed Data; Morningstar® Advisor WorkstationSM; Morningstar.com®, including Premium memberships and advertising sales; and Morningstar DirectSM.

•                  Revenue was $96.2 million in the first quarter of 2009, down 0.3% from $96.5 million in the first quarter of 2008.

•                  As previously disclosed, the Global Analyst Research Settlement (GARS) is expiring in July 2009, and Morningstar expects its post-settlement equity research revenue to be significantly lower. The company is focused on providing high-quality coverage under the terms of the settlement and continuing to sell equity research through a variety of other channels to financial advisors and institutions. Morningstar expects to maintain broad equity coverage after the settlement period ends, though it may need to adjust its coverage and staffing levels based on client demand.

•                  Acquisitions contributed revenue of $5.9 million to the Investment Information segment in the first quarter of 2009. Excluding acquisitions, Investment Information segment revenue declined approximately 6.4% in the first quarter, primarily reflecting the unfavorable impact of currency translations.

•                  Revenue growth for Morningstar Advisor Workstation, Morningstar Direct, and Licensed Data partially offset revenue declines in Internet and print-based advertising, as well as lower revenue from print publications. The company discontinued three annual guides previously published in the first quarter. Licenses for Advisor Workstation increased 9% to 194,857 primarily because of a new client contract. Licenses for Morningstar Direct grew 23% to 3,033, with most of the growth coming from outside the United States. Premium Membership subscriptions for Morningstar.com were 168,257, a 7% decrease compared with the first quarter of 2008.

•                  Operating income was $36.8 million in the first quarter of 2009, compared with $33.3 million in the same period in 2008. Operating expense in this segment decreased $3.8 million, or 6.0%, as cost reductions for discretionary expense such as bonuses, advertising, and marketing were partially offset by additional operating expense from acquisitions.

•                  Operating margin was 38.3% in the first quarter of 2009, compared with 34.5% in the prior-year period. The increase reflects lower bonus expense, advertising, and marketing as a percentage of revenue, partially offset by the impact of recent acquisitions.

Investment Management Segment:  The largest products in this segment based on revenue are Investment Consulting; Retirement Advice, including Advice by Ibbotson® and Morningstar® Retirement ManagerSM; and Morningstar® Managed PortfoliosSM.

•                  Revenue was $20.5 million in the first quarter of 2009, a 29% decrease from $28.9 million in the same period in 2008. Revenue declined across all products in the Investment Management segment, with approximately one-third of the decline resulting from a Morningstar Associates’ client that did not renew an Investment Consulting contract in the fourth quarter of 2008.

•                  Assets under advisement for Investment Consulting declined to $63.3 billion as of March 31, 2009 compared with $66.2 billion as of Dec. 31, 2008 and $95.8 billion as of March 31, 2008. Assets under management for Retirement Advice declined to $10.2 billion as of March 31, 2009 compared with $11.0 billion as of Dec. 31, 2008 and $13.2 billion as of March 31, 2008. Assets under management for Morningstar® Managed PortfoliosSM declined to $1.4 billion as of March 31, 2009 compared with $1.6 billion as of Dec. 31, 2008 and $2.1 billion as of March 31, 2008.

•                  Operating income was $11.8 million in the first quarter of 2009, a decrease of 23% compared with the first quarter of 2008. Operating expense in the segment decreased $4.9 million, or 36%, primarily because of lower bonus and other compensation-related expense, mainly because the company suspended its 401(k) employee match.

•                  Operating margin was 57.7% in the first quarter of 2009, compared with 52.7% in the prior-year period. Lower bonus expense and compensation-related expense, as a percentage of revenue, contributed to the margin improvement.

Intangible Amortization and Depreciation Expense for Corporate Departments: Morningstar does not allocate intangible amortization expense related to acquisitions or depreciation expense related to corporate departments to its operating segments. Intangible amortization and depreciation expense for corporate departments was $6.8 million, an increase of $1.7 million, or 33.6%, compared with the prior-year period. The increase was primarily a result of higher amortization expense for acquisitions that occurred in the second half of 2008. Also, in the fourth quarter of 2008, Morningstar relocated to its new corporate headquarters, resulting in higher depreciation expense compared with the prior-year period.

Corporate Unallocated:  This category of expense includes the costs related to the company’s corporate functions, including general management, information technology used to support corporate systems, legal, finance, human resources, marketing, and corporate communications. Costs in this category were $7.3 million, a decrease of $1.5 million, or 17.4%, compared with the prior-year period, primarily reflecting lower bonus and other compensation-related expenses.

Investor Communication:  Morningstar encourages all interested parties—including securities analysts, current shareholders, potential shareholders, and others—to submit questions in writing. Investors and others may send an e-mail to investors@morningstar.com, contact the company via fax at 312-696-6009, or write to Morningstar at the following address: Morningstar, Inc., Investor Relations, 22 W. Washington Street, Chicago, IL 60602.

Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission, generally on the first Friday of every month. The company plans to issue its next monthly 8-K addressing investor questions on Friday, May 8.

Investors are invited to attend Morningstar’s annual meeting at 9 a.m. on Tuesday, May 19, 2009, at its corporate headquarters at 22 W. Washington Street in Chicago. If you are interested in attending, please send an e-mail to investors@morningstar.com.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions. Morningstar provides data on more than 300,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 4 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. The company has operations in 19 countries and minority ownership positions in companies based in three other countries.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discussed not to occur or to differ significantly from what we expected. For us, these risks and uncertainties include, among others, general industry conditions and competition, including the global financial crisis that began in 2007; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2008. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Non-GAAP Financial Measures

To supplement Morningstar’s consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission:  free cash flow, consolidated revenue excluding acquisitions and foreign currency translations (organic revenue), and international revenue excluding acquisitions and foreign currency translations. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after Morningstar spends money to operate its business. Morningstar uses free cash flow to evaluate the performance of its business. Free cash flow should not be considered an alternative to any measure of performance as promulgated under GAAP (such as cash provided by (used for) operating, investing, and financing activities). For more information on free cash flow, please see the reconciliation from cash provided by operating activities to free cash flow included in the accompanying financial tables. Morningstar presents consolidated revenue excluding acquisitions and foreign currency translations (organic revenue) and international revenue excluding acquisitions and foreign currency translations because the company believes these non-GAAP measures help investors better compare period-to-period results. For more information, please see the reconciliation provided in the accompanying financial tables.

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©2009 Morningstar, Inc.  All rights reserved.

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended March 31
(in thousands, except per share amounts)	2009	2008	change

Revenue	$116,732	$125,444	(6.9%	)
Operating expense(1):
Cost of goods sold	30,252	32,938	(8.2%	)
Development	9,300	10,115	(8.1%	)
Sales and marketing	17,536	22,224	(21.1%	)
General and administrative	17,153	19,325	(11.2%	)
Depreciation and amortization	7,866	6,157	27.8%
Total operating expense	82,107	90,759	(9.5%	)
Operating income	34,625	34,685	(0.2%	)
Operating margin	29.7%	27.6%	2.1 pp

Non-operating income (expense):
Interest income, net	978	1,519	(35.6%	)
Other income (expense), net	(444)	272	NMF
Non-operating income, net	534	1,791	(70.2%	)

Income before income taxes and equity in net income of unconsolidated entities	35,159	36,476	(3.6%	)
Income tax expense	10,668	13,504	(21.0%	)
Equity in net income of unconsolidated entities	382	352	8.5%
Consolidated net income	24,873	23,324	6.6%
Net (income) loss attributable to the noncontrolling interest	89	(248)	(135.9%	)
Net income attributable to Morningstar, Inc.	$24,962	$23,076	8.2%

Net income per share attributable to Morningstar, Inc.
Basic	$0.53	$0.51	3.9%
Diluted	$0.51	$0.47	8.5%
Weighted average common shares outstanding:
Basic	47,378	45,224
Diluted	49,167	49,010

	Three months ended March 31
	2009	2008
(1) Includes stock-based compensation expense of:
Cost of goods sold	$549	$436
Development	354	321
Sales and marketing	356	345
General and administrative	1,466	1,642
Total stock-based compensation expense	$2,725	$2,744

NMF — Not meaningful, pp — percentage points

Morningstar, Inc. and Subsidiaries

Operating Expense as a Percentage of Revenue

	Three months ended March 31
	2009	2008	change

Revenue	100.0%	100.0%	—
Operating expense(1):
Cost of goods sold	25.9%	26.3%	(0.4)pp
Development	8.0%	8.1%	(0.1)pp
Sales and marketing	15.0%	17.7%	(2.7)pp
General and administrative	14.7%	15.4%	(0.7)pp
Depreciation and amortization	6.7%	4.9%	1.8pp
Total operating expense(2)	70.3%	72.4%	(2.1)pp
Operating margin	29.7%	27.6%	2.1pp

	Three months ended March 31
	2009	2008	change
(1) Includes stock-based compensation expense of:
Cost of goods sold	0.5%	0.3%	0.2pp
Development	0.3%	0.3%	—
Sales and marketing	0.3%	0.3%	—
General and administrative	1.3%	1.3%	—
Total stock-based compensation expense(2)	2.3%	2.2%	0.1pp

(2) Sum of percentages may not equal total because of rounding.

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended March 31
($000)	2009	2008

Operating activities
Consolidated net income	$24,873	$23,324
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	7,866	6,157
Deferred income tax expense (benefit)	(1,311)	2,876
Stock-based compensation expense	2,725	2,744
Equity in net income of unconsolidated entities	(382)	(352)
Excess tax benefits from stock option exercises and vesting of restricted stock units	(350)	(5,967)
Other, net	632	(3)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	169	(5,706)
Other assets	351	(1,967)
Accounts payable and accrued liabilities	(4,111)	2,770
Accrued compensation	(55,039)	(41,930)
Deferred revenue	4,060	9,221
Income taxes payable	11,382	7,102
Deferred rent	(156)	3,383
Other liabilities	969	(275)
Cash provided by (used for) operating activities	(8,322)	1,377
Investing activities
Purchases of investments	(22,403)	(24,301)
Proceeds from sale of investments	16,752	43,951
Capital expenditures	(4,590)	(6,711)
Acquisitions, net of cash acquired	(60)	(50,902)
Other, net	98	—
Cash used for investing activities	(10,203)	(37,963)
Financing activities
Proceeds from stock option exercises	2,932	5,750
Excess tax benefits from stock option exercises and vesting of restricted stock units	350	5,967
Other, net	(176)	—
Cash provided by financing activities	3,106	11,717
Effect of exchange rate changes on cash and cash equivalents	(1,760)	1,230
Net decrease in cash and cash equivalents	(17,179)	(23,639)
Cash and cash equivalents — Beginning of period	173,891	159,576
Cash and cash equivalents — End of period	$156,712	$135,937

Reconciliation from cash provided by (used for) operating activities to free cash flow (a non-GAAP measure):

	Three months ended March 31
($000)	2009	2008

Cash provided by (used for) operating activities	$(8,322)	$1,377
Less: Capital expenditures	(4,590)	(6,711)
Free cash flow	$(12,912)	$(5,334)

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	March 31,	December 31,
($000)	2009	2008

Assets
Current assets:
Cash and cash equivalents	$156,712	$173,891
Investments	129,307	123,686
Accounts receivable, net	88,165	89,537
Deferred tax asset, net	3,660	3,538
Income tax receivable	—	9,193
Other	13,212	13,891
Total current assets	391,056	413,736

Property and equipment, net	60,104	58,822
Investments in unconsolidated entities	20,661	20,404
Goodwill	186,292	187,242
Intangible assets, net	113,915	119,812
Other assets	3,578	3,924
Total assets	$775,606	$803,940

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$26,499	$30,071
Accrued compensation	16,524	73,012
Deferred revenue	133,071	130,270
Income taxes payable	1,900	—
Other	5	88
Total current liabilities	177,999	233,441

Accrued compensation	3,971	3,611
Deferred tax liability, net	6,062	7,531
Other long-term liabilities	23,263	23,428
Total liabilities	211,295	268,011
Total equity	564,311	535,929
Total liabilities and equity	$775,606	$803,940

Morningstar, Inc. and Subsidiaries

Segment Information

	Three months ended March 31
($000)	2009	2008	change

Revenue
Investment Information	$96,240	$96,506	(0.3%	)
Investment Management	20,492	28,938	(29.2%	)
Consolidated revenue	$116,732	$125,444	(6.9%	)

Revenue — U.S.	$88,148	$95,163	(7.4%	)
Revenue — International	$28,584	$30,281	(5.6%	)

Revenue—U.S. (percentage of consolidated revenue)	75.5%	75.9%	(0.4)pp
Revenue—International (percentage of consolidated revenue)	24.5%	24.1%	0.4pp

Operating income (loss)(1)
Investment Information	$36,837	$33,288	10.7%
Investment Management	11,827	15,259	(22.5%	)
Intangible amortization and corporate depreciation expense	(6,775)	(5,070)	33.6%
Corporate unallocated	(7,264)	(8,792)	(17.4%	)
Consolidated operating income	$34,625	$34,685	(0.2%	)

Operating margin(1)
Investment Information	38.3%	34.5%	3.8pp
Investment Management	57.7%	52.7%	5.0pp
Consolidated operating margin	29.7%	27.6%	2.1pp

(1) Includes stock-based compensation expense allocated to each segment.

Morningstar, Inc. and Subsidiaries

Supplemental Data

	As of March 31
	2009	2008	% change
Our employees
Worldwide headcount (approximate)	2,370	2,040	16.2%
Number of U.S. stock analysts	99	102	(2.9%	)
Number of worldwide stock analysts	120	121	(0.8%	)
Number of U.S. fund analysts	26	25	4.0%
Number of worldwide fund analysts	75	69	8.7%

Our business
Morningstar.com Premium subscriptions	168,257	181,778	(7.4%	)
Registered users for Morningstar.com (U.S.)	5,783,353	5,404,121	7.0%
U.S. Advisor Workstation licenses	194,857	178,619	9.1%
Principia subscriptions	40,993	46,690	(12.2%	)
Morningstar Direct licenses	3,033	2,461	23.2%
Assets under management for Morningstar Managed Portfolios	$1.4 bil	$2.1 bil	(33.3%	)
Assets under management for managed retirement accounts	$10.2 bil	$13.2 bil	(22.7%	)
Morningstar Associates	$0.9 bil	$1.1 bil	(18.2%	)
Ibbotson Associates	$9.3 bil	$12.1 bil	(23.1%	)
Assets under advisement for Investment Consulting	$63.3 bil	$95.8 bil	(33.9%	)
Morningstar Associates	$27.8 bil	$53.4 bil	(47.9%	)
Ibbotson Associates	$35.5 bil	$42.4 bil	(16.3%	)

		Three months ended March 31
($000)		2009	2008
Effective income tax expense rate
Income before income taxes and equity in net income of unconsolidated entities		$35,159	$36,476
Equity in net income of unconsolidated entities		382	352
Net (income) loss attributable to the noncontrolling interest		89	(248)
Total		$35,630	$36,580
Income tax expense		$10,668	$13,504
Effective income tax expense rate		29.9%	36.9%

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures

Reconciliation from consolidated revenue to revenue excluding acquisitions and foreign currency translations (organic revenue):

	Three months ended March 31
($000)	2009	2008	% change

Consolidated revenue	$116,732	$125,444	(6.9%	)
Less: acquisitions	(5,928)	—	NMF
Unfavorable impact of foreign currency	5,697	—	NMF
Revenue excluding acquisitions and foreign currency translations	$116,501	$125,444	(7.1%	)

Reconciliation from international revenue to international revenue excluding acquisitions and foreign currency translations:

	Three months ended March 31
($000)	2009	2008	% change

International revenue	$28,584	$30,281	(5.6%	)
Less: acquisitions	(3,952)	—	NMF
Unfavorable impact of foreign currency	5,697	—	NMF
International revenue excluding acquisitions and foreign currency translations	$30,329	$30,281	0.2%

Morningstar includes an acquired operation as part of our revenue from acquisitions for 12 months after we complete the acquisition. After that, we include it as part of our organic revenue. The table below shows the period in which we included each acquired operation in revenue from acquisitions:

Acquisition	2009 Revenue from Acquisitions
Hemscott data, media, and investor relations Web site businesses	January 1 through January 8, 2009
Financial Computer Support, Inc.	January 1 through March 31, 2009
Fundamental Data Limited	January 1 through March 31, 2009
10-K Wizard Technology, LLC	January 1 through March 31, 2009
Tenfore Systems Limited	January 1 through March 31, 2009
InvestData (Proprietary) Limited	January 1 through March 31, 2009